Exhibit 10.5

[Old National Letterhead]

[Name]                                    Amount: $###

    This letter agreement (including Appendix A, this “Letter Agreement”) is to confirm your selection by Old National Bancorp (the “Company”) for, and the Company’s grant to you on March 2, 2022 (the “Grant Date”) of, the opportunity to earn a special, one-time cash retention and integration award in the total, pre-tax amount shown above (the “Cash Award”).

1.    Cash Award Background. The Cash Award is being made to you (i) in recognition of your important Company executive leadership role in promoting the integration of business activities, systems and personnel following the merger of First Midwest Bancorp, Inc. (“First Midwest”) and the Company, in which the Company was the surviving entity (the “Merger”), achieving Merger-related synergies and motivating the combined organization in furtherance of the Company’s continuing post-Merger success, and (ii) in support of the retention of your valued service as such an executive leadership team member.

2.    Earning and Payment of Cash Award Generally. Except as otherwise provided in Paragraph 3, you will earn the Cash Award in two installments, conditioned on and subject only to your continued employment with the Company through and including the vesting date of the relevant installment: fifty percent (50%) on February 15, 2023; and fifty percent (50%) on February 15, 2024 (each such February 15th date referred to as a “Vesting Date”). If that condition is satisfied, each such fifty percent portion of the Cash Award will be paid in a lump sum (minus required tax withholdings) as soon as administratively practicable following the applicable Vesting Date therefor and in any event within thirty (30) days thereafter.
3.    Accelerated Vesting and Payout in Certain Circumstances. (a) The unpaid portion of your Cash Award will be paid to you in a lump sum in full (i) upon any early termination by the Company of your service other than for “Cause” or “Unacceptable Performance,” as such terms are defined in your employment agreement with the Company (including any employment agreement with First Midwest assumed by the Company in the Merger, your “Employment Agreement”), or (ii) due to your death or disability (also as determined under your Employment Agreement) or (iii) upon any resignation by you for “Good Reason” (as defined in your Employment Agreement. If during any relevant period you do not have an Employment Agreement with the Company, then only for that period, capitalized terms used in this Paragraph 3(a) or in Paragraphs 4 or 5 that are used as defined in, or intended to be determined by reference to, your Employment Agreement will instead be determined by reference to comparable provisions in the Company’s most closely parallel incentive compensation or benefit plans.
(b) Payment of such unpaid portion of the Cash Award in circumstances covered by Paragraph 3(a) is subject to and conditioned on your execution and delivery to the Company of the Company’s prescribed form of release and/or severance agreement. With respect to any unpaid portion of the Cash Award that becomes payable under Paragraph 3(a) upon your death, you may designate a beneficiary by completing and delivering to the Company a written designation of beneficiary on such forms or through such procedures as established by the Company for such purposes. If you do not so designate a beneficiary, then any such unpaid portion will be payable to such person(s) determined to be proper recipients under state law applicable to transfers by will or by descent and distribution.
4.    Change in Control Terms. If a “Change in Control” (as defined in your Employment Agreement) of the Company occurs after the Grant Date and before the last Vesting Date for the Cash Award, the Change in Control terms and conditions in your Employment Agreement will govern the treatment and disposition of any then unpaid balance of the Cash Award.

5.    Forfeiture. Except as otherwise provided in Paragraphs 3 or 4 of this Letter Agreement, you will forfeit any unpaid portion of the Cash Award upon any termination of your employment prior to February 15, 2024. For the avoidance of doubt, such a forfeiture will apply in case of any termination of your employment (i) by the Company for “Cause” or “Unacceptable Performance” or (ii) by you voluntarily for any reason other than “Good Reason,” including, without limitation, upon your retirement (whether or not it would qualify for different treatment with respect to other Company incentive awards) or any other resignation by you.

6.    Restrictive Covenants. You: (a) hereby agree to comply with and be bound by the restrictive covenants contained in Appendix A (the “Restrictive Covenants”); (b) understand and acknowledge that the grant of the Cash Award and its vesting and other terms are expressly conditioned on and subject to your continuing compliance with each of the Restrictive Covenants; and (c) understand and acknowledge that the Company may seek and obtain any and all available remedies for any non-compliance with the Restrictive Covenants, in addition to the forfeiture of the Cash Award. The Restrictive Covenants are independent of and in addition to (not in replacement of) any covenants on the same or similar subjects to which you may have previously agreed in any employment, confidentiality, non-solicitation, non-competition, severance, change in control, incentive compensation grant or award or other agreement to which you are a party or by which you may be bound, all of which other agreements remain in full force and effect.

7.    Tax Withholding and Other Tax Matters. All payments under this letter will be reduced by and made only after deduction of any taxes required to be withheld under applicable federal, state or local law. You hereby indemnify the Company and its Affiliates from and against any tax liability (including, without limitation, interest and penalties) relating to any failure by you to satisfy and pay when due (or timely contest) any taxes on the Cash Award. Payments under this Letter Agreement are intended to be “short-term deferrals” that do not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this Letter Agreement in a manner intended to comply with Section 409A.

8.    Nontransferability; General Company Obligation. You will not have any right to transfer, assign, pledge, alienate or create a lien upon the Cash Award. The Cash Award is unfunded and unsecured and payable out of the general funds of the Company.
9.    No Implied Rights. Nothing in this Letter Agreement confers or is intended to create any rights on your part to receive any future grants or awards of any kind, whether under any Company incentive compensation plan or otherwise, or to have any guaranteed period of continued employment with the Company. Your employment will continue to be at-will and terminable at any time by you or the Company, subject to the terms of any Employment Agreement you have with the Company. The Cash Award will not be taken into account in computing the amount of salary or compensation used to determine any bonus or other benefit (including, without limitation, any severance benefit) under your Employment Agreement or any benefit plan or other arrangement sponsored by the Company.

10.    Governing Law; Jury Trial Waiver. To the extent not otherwise governed by the laws of the United States (including the Internal Revenue Code), this Letter Agreement will be governed by and construed in accordance with the laws of the State of Indiana, without reference to that state’s choice of law principles. You and the Company hereby knowingly, voluntarily and irrevocably waive any right to a trial by jury of any dispute under or action relating to this Letter Agreement and agree that any such dispute or action shall be tried before a judge sitting without a jury.

11.    Miscellaneous. The provisions of Paragraphs 2 through 10, inclusive, this Paragraph 11 and Appendix A of this Letter Agreement will survive the expiration or termination of this Letter Agreement, the vesting or forfeiture of any portion of the Cash Award and/or any termination of your employment for any reason whatsoever. The headings of Paragraphs in this Letter Agreement are inserted for convenience only and shall not affect the interpretation hereof. This Letter Agreement may be executed in counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same agreement.

We look forward to your continuing dedication to and efforts on behalf of the Company. Please acknowledge your acceptance of this Cash Award opportunity and your agreement to the terms of this Letter Agreement by signing the enclosed copy where indicated below and returning it to the Company’s Human Resources department, Attention: George Lance, HR Services, 1 Main Street, 3rd Floor, Evansville, IN 47708, email: George.lance@oldnational.com.

Sincerely,
Old National Bancorp

By: ________________________
Name:
Title:

AGREED AND ACCEPTED:

__________________________
Printed Name:

APPENDIX A TO CASH AWARD LETTER AGREEMENT
(Grantee’s Restrictive Covenants)
1.    Definitions. When used in and for purposes of this Appendix A, the following capitalized terms have the respective meanings set forth below. Unless otherwise defined or redefined in this Appendix A, capitalized terms herein have the same respective meanings as set forth in the body of the Award Agreement.
"Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person, with “Control” and such similar terms meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities or similar ownership interests, by contract or otherwise.
“Business” means, collectively, the products and services provided by the Company, as the same may evolve or be changed from time to time, including but not limited to those involving the following core business areas: (i) community and/or commercial banking, including lending activities (whether individual/retail consumer loans or lines of credit or commercial loans, letters of credit and real estate or lease transactions), depositary activities, debit and ATM cards, merchant cash management, internet banking and other general banking activities; (ii) investment and brokerage services, including provision of investment advice and investment options; (iii) treasury services, including investment management, wholesale funding, interest rate risk, liquidity and leverage management and capital markets products or services (including interest rate derivatives, foreign exchange and bond financings); (iv) wealth management, including fiduciary and trust services, fee-based asset management, mutual fund management or other investment advisory services; (v) insurance agency services, including insurance brokerage services such as commercial property and casualty, surety, loss control services, employee benefits consulting and administration and personal insurance.
“Company” when used in and for purposes of this Appendix A means Old National Bancorp and its Affiliates, collectively or individually, as the same may exist at any particular referenced time or for any referenced historical “look-back” periods used in this Appendix A (“Look-Back Periods”) and shall include any predecessors or successors to any such entities; and “Employing Company” means the Company entity that was the employer of the Grantee at the relevant time or for the relevant period. For illustrative purposes only (i) as of the Grant Date, the Company includes Old National Bancorp, as the surviving corporation in the Merger, and its subsidiaries, and (ii) as to any Look-Back Periods covering or extending in whole or in part into historical periods prior to the Merger, the Company includes First Midwest and its subsidiaries (and, with respect to any Grantee who is a former employee of First Midwest or one of its subsidiaries, refers to and includes any pre-Merger periods of employment with or service to First Midwest or such subsidiary).
“Confidential Information” means any and all information of or relating to the Company or its Business (including Third-Party Confidential Information, as defined below) that is confidential, private, proprietary or otherwise not generally available to the public (including any and all trade secrets) or not generally known by or available to those engaged in the same or similar business, trade or industry as the Company, together with any and all tangible embodiments, copies, recordations or derivatives of any such information, including, without limitation, any and all reports, analyses, studies, plans, notes, summaries, communications, files, records or other documents or materials based on, derived from, excerpting, incorporating or otherwise reflecting, in whole or in part, any Confidential Information. All such information shall constitute “Confidential Information” (A) whether or not identified or labeled as confidential, (B) whether provided or made available to the Grantee before or after the date of this Award Agreement, (C) whether (i) disclosed or made available to the Grantee by the Company, (ii) created, authored, collected, compiled, prepared or otherwise developed by the Grantee, other Company employees or any third parties in the course of or in connection with their services for the Company or for its benefit, or (iii) provided or made available to the Grantee for the Company’s use, in trust or confidence (including pursuant to a legal, contractual, fiduciary or other duty of confidentiality), by any customers, clients, vendors, suppliers or other third parties having or considering a business or contractual relationship with the Company (“Third-Party Confidential Information”), and (D) regardless of the form, format, mode of disclosure or media in which it may be maintained, used or communicated (whether written, printed, verbal, visual, graphic, digital, electronic or otherwise and whether in tangible or intangible form (as when held in a Person’s mind or memory)). Without limiting the generality of the foregoing, “Confidential Information” includes information of the types described in any employment, confidentiality, restrictive covenant or award agreements between the Company and the Grantee and in any Company confidentiality policies or guidelines applicable to the Grantee.
“Covered Personnel” means any individual Person who as of the time in question is, or at any time within the two-year Look-Back Period prior thereto was, an employee or temporary or contract worker of, or other individual independent contractor to, the Company with whom the Grantee had a supervisory or other working relationship during the Grantee’s employment with the Company or about whom the Grantee had knowledge or access to or use of Confidential Information relating to such Person’s position, responsibilities, performance or potential by virtue of the Grantee’s employment by the Company.
“Customer” means any Person (or any Affiliate thereof) which (i) is a customer or client of any services or products of the Employing Company as of the time at which it is being determined (or, for or in respect of any post-Termination period, the date of the Grantee’s employment Termination), (ii) was a customer or client of any services or products of the Employing Company at any time during the two-year Look-Back Period immediately prior thereto or (iii) otherwise was a Person with whom the Grantee had direct contact on behalf of the Employing Company at any time during the period of the Grantee’s employment with the Employing Company.
“Grantee” has the same meaning as “you” under the Letter Agreement to which this Appendix A is attached, namely the recipient of the Cash Award named as such in the Letter Agreement.
"Person” means any individual or any corporation, general or limited partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
“Prospective Customer” means any Person (or any Affiliate thereof) which, as of the time at which it is being determined (or, for or in respect of any post-Termination period, the date of the Grantee’s employment Termination) or at any time during the two-year Look-Back Period immediately prior thereto, is or was the direct target or subject of sales or marketing activities by the Grantee or is or was a Person that the Grantee knew was a target of the Employing Company’s sales or marketing activities.
2.    Non-Solicitation of Customers and Employees. During the term of Grantee’s employment with the Company and for one (1) year following Termination thereof, the Grantee shall not, directly or indirectly, individually or jointly with any other Persons, (a) solicit or attempt to solicit in any manner, seek to obtain or service, or accept the business of, any Customer or Prospective Customer for any product or service of the type offered by the Company or competitive with the Company's Business, (b) request, advise or suggest, or otherwise induce or cause (or attempt to induce or cause) any customer, client, vendor, supplier, licensor, licensee or consultant, advisor or other business relation of or to the Company to terminate, reduce, limit, or change its business or relationship with the Company, or interfere with any such Person’s business or relationship with the Company, (c) request, encourage, induce or influence (or attempt to induce, influence or cause) any Covered Personnel to quit, leave or terminate their employment, temporary labor or independent contractor relationship or arrangement with the Company or solicit any such Covered Personnel for employment or engagement on behalf of any Person other than the Company, or (d) hire, employ or otherwise engage (whether as employee, part-time or temporary staff or labor, consultant, independent contractor or otherwise) any such Covered Personnel either directly or for or on behalf of any Person other than the Company.
3.Safeguarding, and Non-Use and Non-Disclosure, of Confidential Information
a.Value and Importance of Confidentiality Protections. The Grantee acknowledges and agrees that (i) by virtue of Grantee’s employment, the Grantee will be given access to and use of Confidential Information, (ii) the Company has devoted (and will continue to devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Grantee agrees that the preservation and protection of Confidential Information is an essential part of the Grantee’s duties of employment and that, as a result of the Grantee’s employment with the Company, the Grantee has a duty of fidelity, loyalty, and trust to the Company in safeguarding Confidential Information.

b.Confidentiality Covenants. At all times both during and after the Termination of the Grantee’s employment with the Company: (i) the Grantee will hold as strictly confidential, and take all steps necessary to protect and safeguard Confidential Information; (ii) the Grantee will not, directly or indirectly, use, or otherwise employ any Confidential Information, except for such use as reasonably required in the ordinary course of the Grantee’s employment by the Company, and then solely during the term of such Company employment and exclusively for the Company’s benefit; and (iii) the Grantee will not, directly or indirectly, disclose, distribute, communicate, disseminate or reveal any Confidential Information to any Person, except for such disclosure (A) to other Company employees who reasonably “need to know” the same to discharge their responsibilities to the Company, but only during the term of the Grantee’s employment with the Company or (B) as legally required by any court or governmental agency (as by subpoena or similar mandatory legal process or court order), but only after prompt notice to the Company to permit it to seek a protective order or other confidential treatment of the Confidential Information being sought and then only to the extent any portions of such Confidential Information are legally required to be disclosed. The Grantee shall follow all Company policies and procedures regarding Confidential Information and shall exercise utmost diligence and take any additional precautions necessary or appropriate under the particular circumstances to safeguard, and protect against any prohibited use or disclosure of, any Confidential Information.

c.Duration. The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential or protectable as a trade secret under applicable laws (except that such obligations shall continue if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of the Restrictive Covenants in this Appendix A) and, in the case of any Third-Party Confidential Information, for so long as the Company remains contractually or otherwise legally obligated to protect the same.

d.Exceptions. Notwithstanding the foregoing, nothing in this Appendix A prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, the Grantee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, pursuant to the federal Defend Trade Secrets Act of 2016: (i) an individual will not be held criminally or civilly liable under any federal or state trade secret laws for the disclosure of a trade secret that is made (A) in confidence, to a federal, state or local government official or to a lawyer, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other legal proceeding, if such filing is made “under seal” (meaning that it is not accessible to the public); and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.    Remedies. The Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Grantee breaches any provision of the Restrictive Covenants in this Appendix A. Accordingly, in addition to any and all other remedies that may be available to the Company, the Company shall be entitled to seek injunctive relief to prevent or halt actual, attempted or threatened breaches of the Grantee’s Restrictive Covenants, or to enforce specifically their terms, without proving actual damages or posting any bond or other security. The rights and remedies of the Company set forth in this Appendix A and in this Award Agreement generally are cumulative with, and not exclusive or in lieu of, other rights and remedies available to the Company at law or in equity. In addition, the Company will retain the right to take appropriate disciplinary action against the Grantee for violations of the Restrictive Covenants or any Company policies during the Grantee’s employment by the Company. The existence of any claim or cause of action that the Grantee has against the Company, whether predicated on this Award Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

5.    Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants shall be deemed not to run during any periods of noncompliance by the Grantee, the intention of the parties being to have such restrictions and covenants apply for the full periods contemplated by this Appendix A (including those specified following the Grantee’s Termination of employment with the Company). The Company and the Grantee acknowledge and agree that the Restrictive Covenants are reasonable in view of the nature of the Company's Business and the Grantee's advantageous knowledge of and familiarity with the Company's Business, operations, affairs, Customers and Prospective Customers. The Restrictive Covenants are essential terms and conditions to the Company entering into this Award Agreement, and they shall be construed as independent of any other provision in this Award Agreement or of any other agreement between the Grantee and the Company. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant as written, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The Grantee and the Company hereby acknowledge the same and authorize any such court to strike or modify any such provision or part thereof, to permit enforcement of the Restrictive Covenants and this Award Agreement to the fullest extent permitted by law.
6.    Survival. The Restrictive Covenants shall survive termination or expiration of this Award Agreement and any Termination of the Grantee’s employment with the Company.
7.    Reimbursement of Certain Costs. If the Grantee breaches or threatens to breach any of the Restrictive Covenants in this Appendix A and the Company initiates legal action against the Grantee and substantially prevails against the Grantee in such action by enforcing such Restrictive Covenants or obtaining damages for such breaches, the Company shall be entitled to payment or reimbursement from the Grantee of the Company’s reasonable costs and expenses in connection with such action (including reasonable attorneys' fees and disbursements, litigation costs and investigative and expert witness fees and costs).